4C-112

DC Arts of Corr
CS

14654520002

ARTICLES OF CORRECTION
OF
BDC CAPITAL, INC

The Undersigned, Chief Executive Officer, President and Chief Financial Officer of BDC Capital, Inc, a Minnesota corporation (the "Corporation'), hereby certifies that the following Articles of Correction have been duly adopted by the Corporation's Board of Directors, pursuant to the provisions of the Minnesota Business Corporation Act:

1. The name of the Corporation is: BDC Capital, Inc.

2.a The Date of the article to be corrected April 14, 2005

b Amended Articles of Incorporation dated July 8, 2005

3. To be corrected Article VI of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:

   The aggregate number of shares that this corporation has the authority to issue is Two Billion, Twenty Million (2,020,000,000) with a par value of One Cent ($0.01) per share.

4. This amendment is a result of the Corporation's cancellation of its reverse split declared by the Corporation's Board of Directors on July 21, 2005.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 9th date of August 2005.

BDC Capital, Inc

Richard A. Pomije, Chief Executive Officer
President and Chief Financial Officer

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

AUG 11 2005

Secretary of State